For more information contact: Investor Relations Markel Group Inc. IR@markel.com

For immediate release

Markel Group reports 2023 financial results

Richmond, VA, Jan. 31, 2024 -- Markel Group Inc. (NYSE: MKL) today reported its financial results for the year ended December 31, 2023.

"We enjoyed excellent returns in 2023 from Markel Ventures, our investment operations, and many portions of our insurance business," said Thomas S. Gayner, Chief Executive Officer. "While we remain focused on some areas of improvement for our insurance operations, our three-engine system continues to drive profitable growth. Strong operating cash flows from each of our insurance, investments, and Markel Ventures engines can now be reinvested to continue growing shareholder value."

This table presents summary financial data for 2023 and 2022. Generally accepted accounting principles (GAAP) require that we include unrealized gains and losses on equity securities in net income. Given the magnitude of our equity portfolio, we believe that this approach creates volatility in revenues and net income that can obscure the operating performance of our businesses and does not align with our long-term investment philosophy. As of December 31, 2023, the fair value of our equity portfolio included cumulative unrealized gains of $6.1 billion.

	Years Ended December 31,
(in thousands, except per share amounts)	2023	2022
Earned premiums	$8,295,479	$7,587,792
Markel Ventures operating revenues	$4,985,081	$4,757,527
Net investment income	$734,532	$446,755
Net investment gains (losses)	$1,524,054	$(1,595,733)
Comprehensive income (loss) to shareholders	$2,285,344	$(1,205,779)
Diluted net income (loss) per common share	$146.98	$(23.72)
Combined ratio	98%	92%

Highlights of our 2023 results include:
•Earned premiums grew 9% in 2023, reflecting growth in gross premium volume in recent periods.
•The higher combined ratio in 2023 compared to 2022 was primarily attributable to a higher attritional loss ratio.
•Operating income from Markel Ventures increased 35%, primarily driven by higher operating margins at our products businesses.
•Net investment income increased 64% in 2023 due to higher yields across our fixed maturity securities, short-term investments and cash equivalents and an increase in our allocation of cash to money market funds.
•Net investment gains in 2023 reflect an increase in the fair market value of our equity portfolio resulting from favorable market value movements.

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and also aligns with the long-term perspective we apply to operating our businesses and making investment decisions. We generally use five-year periods to measure our performance. Over the five-year period ended December 31, 2023, our share price increased at a compound annual rate of 6%.

The compound annual growth in book value per common share over the five-year period ended December 31, 2023 was 11%. We give consideration to the following information when assessing this measure:
•Amortization expense - As we grow through acquisitions, our intangible assets grow. GAAP requires that we amortize a portion of these acquired intangible assets, which is a non-cash charge to net income. Amortization of acquired intangible assets for the five-year period ended December 31, 2023 totaled $827.9 million.
•Unrealized gains and losses on fixed maturity securities - We invest in high credit quality, investment grade securities, with durations that are generally matched to the expected timing of claims-related payments. As such, unrealized gains and losses from our bond portfolio are generally expected to reverse as the securities mature. The fair value of our bond portfolio included cumulative pre-tax unrealized losses of $559.6 million as of December 31, 2023 compared to cumulative pre-tax unrealized gains of $92.4 million as of December 31, 2018.
•Value of our businesses - Book value does not include changes in the fair value of our acquired businesses or equity method investments, other than decreases arising from an impairment. Acquired businesses include our Markel Ventures, insurance-linked securities and program services businesses.

Insurance Results

	Years Ended December 31,
(dollars in thousands)	2023	2022	% Change
Operating revenues:
Insurance segment	$7,282,705	$6,528,263	12%
Reinsurance segment	1,014,294	1,063,347	(5)%
Program services, insurance-linked securities and other insurance	280,131	493,746	(43)%
Insurance operations	$8,577,130	$8,085,356	6%

Consolidated Underwriting Results

	Years Ended December 31,
(dollars in thousands)	2023	2022	% Change
Gross premium volume	$10,276,419	$9,843,555	4%
Net written premiums	$8,397,575	$8,203,390	2%
Earned premiums	$8,295,479	$7,587,792	9%
Underwriting profit	$132,736	$626,620	(79)%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	64.6%	60.8%	3.8
Prior accident years loss ratio	(0.5)%	(2.2)%	1.7
Loss ratio	64.2%	58.6%	5.6
Expense ratio	34.2%	33.2%	1.0
Combined ratio	98.4%	91.7%	6.7

Current accident year loss ratio event impact (2)	0.5%	1.1%	(0.6)

Current accident year loss ratio, excluding impact of events (3)	64.1%	59.7%	4.4
Combined ratio, excluding current year impact of events (3)	97.9%	90.7%	7.2
(1)    Amounts may not reconcile due to rounding.
(2)    Event impact represents the impact of catastrophes in 2023 and 2022, as well as the Russia-Ukraine conflict in 2022. The point impact is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

In 2023, underwriting results included $40.1 million of net losses and loss adjustment expenses attributed to the Hawaiian wildfires and Hurricane Idalia (2023 Catastrophes). In 2022, underwriting results included $81.9 million of net losses and loss adjustment expenses attributed to Hurricane Ian and the Russia-Ukraine conflict. Excluding these losses, the increase in our consolidated combined ratio in 2023 compared to 2022 was primarily driven by a higher attritional loss ratio across both our underwriting segments.

Insurance Segment

	Years Ended December 31,
(dollars in thousands)	2023	2022	% Change
Gross premium volume	$9,217,150	$8,606,700	7%
Net written premiums	$7,432,062	$7,040,176	6%
Earned premiums	$7,282,705	$6,528,263	12%
Underwriting profit	$162,176	$549,871	(71)%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	64.4%	60.3%	4.1
Prior accident years loss ratio	(1.4)%	(2.2)%	0.8
Loss ratio	63.0%	58.1%	4.9
Expense ratio	34.8%	33.5%	1.3
Combined ratio	97.8%	91.6%	6.2

Current accident year loss ratio event impact (2)	0.5%	1.1%	(0.6)

Current accident year loss ratio, excluding impact of events (3)	63.9%	59.2%	4.7
Combined ratio, excluding current year impact of events (3)	97.2%	90.5%	6.7
(1)    Amounts may not reconcile due to rounding.
(2)    Event impact represents the impact of catastrophes in 2023 and 2022, as well as the Russia-Ukraine conflict in 2022. The point impact is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

Premiums

The increase in gross premium volume in our Insurance segment in 2023 was driven by more favorable rates and new business growth across many of our product lines, most notably within our personal lines and property product lines. The increase was partially offset by lower premium volume within select lines of our professional liability and general liability product lines, where we are adjusting our writings in response to changes in market conditions and downward pressure on rates. We continue to focus on rate adequacy, particularly within certain classes of our casualty and professional liability product lines, and will not write business that we believe will not meet our underwriting profit targets. Net retention of gross premium volume was 81% in 2023 compared to 82% in 2022. The decrease was driven by higher cession rates on our personal lines product lines in 2023 compared to 2022. The increase in earned premiums in 2023 was primarily due to higher gross premium volume across most product lines in recent periods.

Combined Ratio

The Insurance segment's current accident year losses and loss adjustment expenses in 2023 included $39.6 million of net losses and loss adjustment expenses attributed to the 2023 Catastrophes. Current accident year losses in 2022 included $69.2 million of net losses and loss adjustment expenses attributed to Hurricane Ian and the Russia-Ukraine conflict. Excluding these losses, the increase in the current accident year loss ratio in 2023 compared to 2022 was primarily attributable to higher attritional loss ratios within our general liability and professional liability product lines in 2023 compared to 2022. Based on the adverse prior accident year loss development trends on these long-tail lines of business and the uncertainty around future loss cost trends, as discussed in further detail below, we increased our attritional loss ratios on certain product classes within our general liability and professional liability product lines in 2023. Consistent with our loss reserving philosophy and to increase the likelihood that the reserves established for our in-force portfolio will ultimately prove to be adequate, we are taking a more cautious approach in our reserving, resulting in higher attritional loss ratios on this business.

Additionally, we recognized losses on our intellectual property collateral protection insurance written within our professional liability product line in 2023 due to higher than anticipated levels of claims and loss experience. Losses on this product line included $65.0 million of credit losses recognized in connection with fraudulent letters of credit that were provided by an affiliate of Vesttoo Ltd. as collateral for reinsurance purchased on two policies, which we believe represents our full exposure to credit losses on the related reinsurance recoverables. We are actively pursuing remedies to make recoveries on the reinsurance recoverables impacted by the fraudulent letters of credit and do not have any other ceded reinsurance contracts with Vesttoo Ltd. or its affiliates.

The Insurance segment's 2023 combined ratio included $104.7 million of favorable development on prior accident years loss reserves, which was primarily attributable to favorable development on our property, marine and energy, professional liability, personal lines and workers' compensation product lines, partially offset by adverse development on our general liability product lines.

Net favorable development in 2023 was net of $330.7 million, or five points, of adverse development on prior accident years on the U.S.-based risks within our general liability and professional liability product lines in 2023. This adverse development was most substantial on our primary casualty contractors' liability and excess and umbrella general liability product lines. Our professional liability product lines experienced net favorable prior accident year development in 2023 with favorable development on our international business being partially offset by adverse development on business with U.S.-based risks. Beginning in the latter half of 2022, select lines within our U.S.-based general liability and professional liability portfolio have been impacted by consecutive quarters of increased frequency of large claims and unfavorable loss cost trends, resulting in consecutive periods of adverse development, primarily on the 2016 to 2019 accident years. The impact of economic and social inflation, including the rising cost to adjust and settle claims and the impact of more pervasive litigation financing trends, has contributed to the loss cost trends leading to these higher than anticipated losses in older accident years for these product lines over the past several quarters.

In response to consecutive quarters of adverse development, in the fourth quarter of 2023, we conducted an extensive reserve study on selected general liability and professional liability product lines, which resulted in further increases to our prior accident year loss reserves in the fourth quarter of 2023. A significant portion of our casualty portfolio is associated with construction business, which has grown meaningfully in recent years. Our study determined that the ultimate claim reporting tail on certain of our casualty construction lines are likely to be longer than we initially anticipated. Within our excess and umbrella general liability and risk-managed errors and omissions professional liability books, we determined that there was a greater than expected propensity for limits below our attachment point to erode, pushing more claims into our layers. Further, reporting of these claims has lagged historical loss development patterns due to the effect of court closures and claims backlogs arising from the COVID-19 pandemic, in addition to aggressive tactics by the plaintiffs' bar and delayed claims reporting trends. Although we have achieved significant rate increases since 2019 on many of these lines in response to heightened loss trends, the findings of our study led us to increase our loss development factors and therefore our estimate of the ultimate loss ratios on our primary casualty contractors' liability, excess and umbrella general liability and risk-managed errors and omissions professional liability product lines. This resulted in significant strengthening of reserves on the impacted lines, including on the 2020 to 2022 accident years, where we determined that the incurred loss trends are following a similar loss development trend at the same stage as older accident years. Consistent with our reserving philosophy to hold reserves that are more likely to be redundant than deficient, we increased reserves in areas where there were indications that our reserves may have been deficient, however, in instances where claims trends have been more favorable than we previously anticipated, we will wait to reduce loss reserves until those trends are observed over additional periods of time. For those lines in which we strengthened reserves, although we believe the gross and net reserves are adequate based on information available at this time, we continue to closely monitor reported claims, claim settlements, ceded reinsurance contract attachments and judicial decisions, among other things, and may adjust our estimates as new information becomes available.

The increase in the Insurance segment's expense ratio in 2023 was primarily due to higher personnel costs, professional fees and other general and administrative expenses, which were partially offset by the impact of higher earned premiums.

Reinsurance Segment

	Years Ended December 31,
(dollars in thousands)	2023	2022	% Change
Gross premium volume	$1,046,539	$1,229,851	(15)%
Net written premiums	$967,799	$1,167,312	(17)%
Earned premiums	$1,014,294	$1,063,347	(5)%
Underwriting profit (loss)	$(19,265)	$83,859	NM (1)

Underwriting Ratios (2)			Point Change
Loss ratio
Current accident year loss ratio	66.0%	63.6%	2.4
Prior accident years loss ratio	5.6%	(2.4)%	8.0
Loss ratio	71.7%	61.2%	10.5
Expense ratio	30.2%	30.9%	(0.7)
Combined ratio	101.9%	92.1%	9.8

Current accident year loss ratio Russia-Ukraine conflict impact (3)	—%	1.2%	(1.2)

Current accident year loss ratio, excluding Russia-Ukraine conflict impact (4)	66.0%	62.4%	3.6
Combined ratio, excluding current year Russia-Ukraine conflict impact (4)	101.9%	90.9%	11.0
(1)    NM - Ratio not meaningful.
(2)    Amounts may not reconcile due to rounding.
(3)    The point impact of the Russia-Ukraine conflict is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums
(4)    See Supplemental Financial Information for additional information regarding these non-GAAP financial measures.

Premiums

The decrease in gross premium volume in our Reinsurance segment in 2023 was driven by significantly lower gross premiums within our professional liability product lines, primarily attributable to unfavorable premium adjustments in 2023 compared to favorable premium adjustments in 2022, largely driven by transaction liability business, due to lower volume of deal activity, and the deterioration in the pricing environment on directors and officers liability. Lower premium volume within professional liability also reflects decreases on renewals, due to decreased exposures and participation. The decrease in professional liability premium volume was partially offset by higher gross premiums within our marine and energy product lines due to increases on renewals, arising from increased exposures and more favorable rates, as well as new business. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Net retention of gross premium volume was 92% in 2023 compared to 95% in 2022. The decrease in net retention was driven by changes in mix of gross premium volume, as our professional liability business is fully retained and our marine and energy business carries a higher cession rate than the rest of the segment.

The decrease in earned premiums in 2023 was primarily due to less favorable premium adjustments in 2023 compared to 2022, primarily attributable to our professional liability and credit and surety product lines, and the non-renewal of a large treaty within our workers' compensation product line.

Combined Ratio

The increase in the Reinsurance segment's current accident year loss ratio in 2023 compared to 2022 was primarily due to less favorable premium adjustments on prior accident years in 2023 compared to 2022, primarily on our professional liability and credit and surety product lines.

The Reinsurance segment's 2023 combined ratio included $57.1 million of adverse development on prior accident years loss reserves, which was driven by $95.5 million, or nine points, of adverse development on our general liability product lines and $53.7 million, or five points, of adverse development on our public entity product line. These increases in prior accident year reserves in 2023 were partially offset by favorable development across several product lines, including our property and workers' compensation product lines.

Adverse development on our general liability product lines was primarily attributable to large reported loss claims and adverse loss development trends across multiple accident years. Substantially all of the adverse development on our public entity product line was attributable to a segment of this business that we discontinued writing in 2020, which experienced an increased frequency of large claims over the past several quarters, most significantly on the 2014 to 2019 accident years. Adverse development on both our general liability and public entity product lines included notable strengthening as a result of actions taken in the fourth quarter in response to changes in loss trends observed in the reserve study previously discussed under "Insurance Segment" and the expectation that those loss trends will ultimately emerge within comparable reinsurance product lines.

Program Services, Insurance-linked Securities and Other Insurance

	Years Ended December 31,
	2023			2022
(dollars in thousands)	Operating revenues	Operating expenses	Net	Operating revenues	Operating expenses	Net
Services and other:
Program services and other fronting	$155,654	$31,591	$124,063	$149,993	$27,613	$122,380
Program services - disposition gain	16,923	—	16,923	—	—	—
Insurance-linked securities	97,550	75,950	21,600	109,020	125,316	(16,296)
Insurance-linked securities - disposition gains	—	—	—	225,828	—	225,828
Life and annuity	40	12,070	(12,030)	1,040	11,073	(10,033)
Markel CATCo buy-out	—	—	—	—	101,904	(101,904)
Markel CATCo Re (1)	—	(71,491)	71,491	—	(89,862)	89,862
Other	11,484	18,122	(6,638)	11,683	19,431	(7,748)
	281,651	66,242	215,409	497,564	195,475	302,089
Underwriting (2)	(1,520)	8,655	(10,175)	(3,818)	3,292	(7,110)
	280,131	74,897	205,234	493,746	198,767	294,979
Amortization of intangible assets		61,168	(61,168)		61,202	(61,202)
Impairment of goodwill		—	—		80,000	(80,000)
	$280,131	$136,065	$144,066	$493,746	$339,969	$153,777
(1)    Results attributable to Markel CATCo Re were entirely attributable to noncontrolling interest holders in Markel CATCo Re.
(2)    Underwriting results attributable to our other insurance operations include results from discontinued lines of business and the retained portion of our program services operations.

Program Services and Other Fronting

The increase in operating revenues in 2023 was due to modest increases at both our program services business and other fronting operations as a result of higher gross premium volume in 2023 compared to 2022.

	Years Ended December 31,
(dollars in thousands)	2023	2022	% Change
Gross premium volume:
Program services	$2,883,737	$2,800,273	3%
Other fronting	$840,868	$553,871	52%

The increase in gross premium volume within our program services operations in 2023 was attributable to expansion of existing programs and growth from new programs. The increase in gross premium volume in our other fronting operating in 2023 was driven by expansion of our property catastrophe programs with Nephila Reinsurers and achieving more favorable rates on this business, as well as growth from a new specialty program with Nephila Reinsurers.

In June 2023, we sold Independent Specialty Insurance Company, a subsidiary within our program services operations, which resulted in a gain of $16.9 million.

Insurance-Linked Securities

The decrease in operating revenues and operating expenses in our Nephila insurance-linked securities operations in 2023 was primarily due to the disposition of our Velocity managing general agent operations in February 2022, which resulted in a gain of $107.3 million, and our Volante managing general agent operations in October 2022, which resulted in a gain of $118.5 million. Following these sales, our Nephila ILS operations are solely comprised of our fund management operations. In 2023, the increase in operating revenues within our fund management operations was primarily due to $31.1 million of management fees recognized upon the release of capital from side pocket reserves. Nephila's net assets under management were $6.8 billion as of December 31, 2023.

Markel CATCo Buy-Out

In March 2022, we completed a buy-out transaction with Markel CATCo Re Ltd. and Markel CATCo Reinsurance Fund Ltd. that resulted in the consolidation of Markel CATCo Re Ltd. In order to complete the transaction, we made $101.9 million in payments, net of insurance proceeds, to or for the benefit of investors that were recognized as an expense during the first quarter of 2022.

Investing Results

The following table summarizes our consolidated investment performance, which consists predominantly of the results of our Investing segment. Net investment gains or losses in any given period are typically attributable to changes in the fair value of our equity portfolio due to market value movements. The change in net unrealized gains (losses) on available-for-sale investments in any given period is typically attributable to changes in the fair value of our fixed maturity portfolio due to changes in interest rates during the period.

	Years Ended December 31,
(dollars in thousands)	2023	2022	2021	2020	2019
Net investment income	$734,532	$446,755	$367,417	$375,826	$442,182
Yield on fixed maturity securities (1)	2.8%	2.3%	2.6%	3.1%	3.5%
Yield on short-term investments (1)	4.5%	1.5%	0.1%	0.5%	1.9%
Yield on cash and cash equivalents and restricted cash and cash equivalents (1)	2.8%	0.6%	0.0%	0.2%	0.9%

Net realized investment gains (losses)	$(42,177)	$(40,983)	$37,908	$14,780	$(1,482)
Change in fair value of equity securities	1,566,231	(1,554,750)	1,940,626	603,199	1,603,204
Net investment gains (losses)	$1,524,054	$(1,595,733)	$1,978,534	$617,979	$1,601,722

Return on equity securities (2)	21.6%	(16.1)%	29.4%	15.1%	29.8%
Five-year annual return	14.6%	9.3%	18.4%	15.2%	11.4%
Ten-year annual return	11.9%	12.9%	16.9%	14.3%	14.7%
Twenty-year annual return	10.2%	10.6%	11.0%	10.5%	11.0%

Other	$(11,854)	$(17,661)	$7,184	$(3,996)	$9,706
Change in net unrealized gains (losses) on available-for-sale investments	$390,558	$(1,463,876)	$(513,084)	$510,247	$433,280
(1)    Yield reflects the applicable interest income as a percentage of the applicable monthly average invested assets at amortized cost.
(2)    Return on equity securities is calculated by dividing dividends and the change in fair value of equity securities by the monthly average equity securities at fair value and considers the timing of net purchases and sales.

The increase in net investment income in 2023 was primarily attributable to higher interest income on cash equivalents, fixed maturity securities and short-term investments due to higher yields during 2023 compared to 2022. Throughout 2023, we increased our allocation of cash to money market funds in response to increases in short-term interest rates. Additionally, interest income on our fixed maturity securities increased in part due to higher average holdings of fixed maturity securities in 2023 compared to 2022. During 2023, we continued to increase our allocation of cash and short-term investments to fixed maturity securities in response to increasing interest rates and to support our growing underwriting business.

As of December 31, 2023, 97% of our fixed maturity portfolio was rated "AA" or better.

Markel Ventures Results

	Years Ended December 31,
(dollars in thousands)	2023	2022	Change
Operating revenues	$4,985,081	$4,757,527	5%
Operating income (1)	$437,508	$325,238	35%
EBITDA (1)	$628,483	$506,336	24%
Net income to shareholders	$265,106	$192,601	38%
(1)    See Supplemental Financial Information for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

The increase in operating revenues in 2023 was driven by higher revenues at our construction services businesses and transportation-related businesses, due to a combination of increased demand, higher prices, and growth, as well as increased production at one of our equipment manufacturing businesses compared to 2022. The increase also reflected a full-year contribution from Metromont, compared to an 11-month contribution in 2022 following its acquisition. These increases in operating revenues were partially offset by the impact of decreased demand at our consumer and building products businesses, consulting services businesses and one of our construction services businesses.

The increases in operating income, EBITDA and net income to shareholders in 2023 were driven by our products businesses, particularly our consumer and building products businesses, which had higher margins in 2023 compared to 2022. In 2022, the operating margins at many of our products businesses were impacted by increased costs of materials, freight and labor, which reflected the impact of broader economic conditions. As conditions stabilized throughout 2023, particularly in regard to materials and freight costs, our operating margins for those businesses improved. The increases in operating income, EBITDA and net income to shareholders at many of our businesses were partially offset by the impact of lower revenues and operating margins at one of our construction services businesses due to decreased demand.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $30.9 billion at December 31, 2023 compared to $27.4 billion at December 31, 2022. The increase was primarily attributable to operating cash flows, as well as an increase in the fair value of our equity portfolio. Net cash provided by operating activities was $2.8 billion in 2023 compared to $2.7 billion in 2022, reflecting an increase in operating cash flows from Markel Ventures and investments, partially offset by a decrease in operating cash flows from our insurance operations.

At December 31, 2023, our holding company held $3.5 billion of invested assets compared to $3.7 billion of invested assets at December 31, 2022. The decrease was primarily due to repurchases of $445.5 million of our common stock and the retirement of our 3.625% unsecured senior notes due March 30, 2023, partially offset by dividends received from our insurance subsidiaries and an increase in the fair value of equity securities held by our holding company.

* * * * * * * *

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 1, 2024, beginning at 9:30 a.m. (Eastern Time). Investors, analysts and the general public may listen to the call via live webcast at ir.mklgroup.com. The call may be accessed telephonically by dialing (888) 660-9916 in the U.S., or (646) 960-0452 internationally, and providing Conference ID: 4614568. Any person needing additional information can contact Markel Group's Investor Relations Department at IR@markel.com. A replay of the call will be available on our website approximately one hour after the conclusion of the call.

Additionally, we will be discussing financial results and related business and investments updates at our shareholders meeting on May 22, 2024 at the University of Richmond Robins Center at 2:00 p.m. (Eastern Time). The shareholders meeting will be part of a two-day event we are calling the 2024 Reunion, which is open to shareholders, employees, and friends of Markel Group. More information on the agenda and registration for the 2024 Reunion is available at mklreunion.com.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in our 2022 Annual Report on Form 10-K, or our most recent Quarterly Report on Form 10-Q, or are included in the items listed below:
•the effect of cyclical trends or changes in market conditions on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;
•actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes in the insurance industry, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, regulatory risk, increased expenditures);
•the frequency and severity of man-made, health-related and natural catastrophes may exceed expectations, are unpredictable and, in the case of some natural catastrophes, may be exacerbated by changing conditions in the climate, oceans and atmosphere, resulting in increased frequency and/or severity of extreme weather-related events;
•we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing industry practices and evolving legal, judicial, social and other claims and coverage trends or conditions, can increase the scope of coverage, the frequency and severity of claims and the period over which claims may be reported; these factors, as well as uncertainties in the loss estimation process, can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with our insurance and insurance-linked securities businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material changes in our estimated loss reserves for that business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;
•initial estimates for catastrophe losses and other significant, infrequent events are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;
•changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;
•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;

•after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;
•regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates, changes in U.S. government debt ratings and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•economic conditions may adversely affect our access to capital and credit markets;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns, inflation and other economic and currency concerns;
•the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;
•the impacts of liability, transaction and physical risks associated with climate change;
•the significant volatility, uncertainty and disruption caused by health epidemics and pandemics, as well as governmental, legislative, judicial or regulatory actions or developments in response thereto;
•changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of, or cyberattack on, enterprise information technology systems that we, or third parties who perform certain functions for us, use or a failure to comply with data protection or privacy regulations;
•third-party providers may perform poorly, breach their obligations to us or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any determination requiring the write-off of a significant portion of our goodwill and intangible assets;
•the failure or inadequacy of any methods we employ to manage our loss exposures;
•the loss of services of any senior executive or other key personnel, or an inability to attract and retain qualified personnel, for our businesses could adversely impact one or more of our operations;
•the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;
•our substantial international operations and investments expose us to increased political, civil, operational and economic risks, including foreign currency exchange rate and credit risk;
•our ability to obtain additional capital for our operations on terms favorable to us;
•the compliance, or failure to comply, with covenants and other requirements under our credit facilities, senior debt and other indebtedness and our preferred shares;
•our ability to maintain or raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;
•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;
•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;
•regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;
•adverse changes in our assigned financial strength, debt or preferred share ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;
•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•losses from litigation and regulatory investigations and actions; and
•a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing, commercial and industrial construction markets; liability for environmental matters; supply chain and shipping issues, including increases in freight costs; volatility in the market prices for their products; and volatility in commodity, wholesale and raw materials prices and interest and foreign currency exchange rates.

Results from our underwriting, investing, Markel Ventures and other operations have been and will continue to be potentially materially affected by these factors.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which are based on our current knowledge and speak only as at their dates.

* * * * * * * *

About Markel Group

Markel Group Inc. is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.

Markel Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2023	2022	2023	2022
OPERATING REVENUES
Earned premiums	$2,174,887	$2,038,088	$8,295,479	$7,587,792
Net investment income	213,297	145,069	734,532	446,755
Net investment gains (losses)	932,881	598,792	1,524,054	(1,595,733)
Products revenues	580,721	581,985	2,545,053	2,427,096
Services and other revenues	740,733	846,813	2,704,512	2,809,425
Total Operating Revenues	4,642,519	4,210,747	15,803,630	11,675,335
OPERATING EXPENSES
Losses and loss adjustment expenses	1,556,794	1,229,094	5,322,009	4,445,589
Underwriting, acquisition and insurance expenses	769,013	672,477	2,840,734	2,515,583
Products expenses	507,884	515,369	2,220,676	2,241,736
Services and other expenses	632,523	613,229	2,310,769	2,306,985
Amortization of intangible assets	44,247	43,788	180,614	178,778
Impairment of goodwill	—	80,000	—	80,000
Total Operating Expenses	3,510,461	3,153,957	12,874,802	11,768,671
Operating Income (Loss)	1,132,058	1,056,790	2,928,828	(93,336)
Interest expense	(43,865)	(48,972)	(185,077)	(196,062)
Net foreign exchange gains (losses)	(81,387)	(103,874)	(90,045)	137,832
Income (Loss) Before Income Taxes	1,006,806	903,944	2,653,706	(151,566)
Income tax (expense) benefit	(212,713)	(192,420)	(552,616)	48,209
Net Income (Loss)	794,093	711,524	2,101,090	(103,357)
Net income attributable to noncontrolling interests	(24,787)	(19,858)	(105,030)	(112,920)
Net Income (Loss) to Shareholders	769,306	691,666	1,996,060	(216,277)
Preferred stock dividends	(18,000)	(18,000)	(36,000)	(36,000)
Net Income (Loss) to Common Shareholders	$751,306	$673,666	$1,960,060	$(252,277)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on available-for-sale investments, net of taxes	$441,750	$151,402	$306,903	$(1,154,830)
Other, net of taxes	(29,155)	28,797	(17,565)	165,345
Total Other Comprehensive Income (Loss)	412,595	180,199	289,338	(989,485)
Comprehensive Income (Loss)	1,206,688	891,723	2,390,428	(1,092,842)
Comprehensive income attributable to noncontrolling interests	(24,758)	(19,941)	(105,084)	(112,937)
Comprehensive Income (Loss) to Shareholders	$1,181,930	$871,782	$2,285,344	$(1,205,779)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$56.67	$49.35	$147.32	$(23.72)
Diluted	$56.48	$49.20	$146.98	$(23.72)

Selected Data

	December 31,
(in thousands, except per share data)	2023	2022
Invested assets	$30,854,019	$27,419,522
Reinsurance recoverables	$9,235,501	$8,446,745
Goodwill and intangible assets	$4,213,433	$4,386,302
Total assets	$55,045,710	$49,791,259
Unpaid losses and loss adjustment expenses	$23,483,321	$20,947,898
Senior long-term debt and other debt	$3,779,796	$4,103,629
Total shareholders' equity	$14,983,928	$13,151,094
Book value per common share	$1,095.95	$935.65
Common shares outstanding	13,132	13,423

Markel Group Inc. and Subsidiaries
Supplemental Financial Information
Components of Consolidated Operating Income
Segment Results

	Quarter Ended December 31, 2023
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Earned premiums	$1,960,328	$214,611	$—	$—	$(52)	$2,174,887
Net investment income	—	—	210,683	2,614	—	213,297
Net investment gains	—	—	932,881	—	—	932,881
Products revenues	—	—	—	580,721	—	580,721
Services and other revenues	—	—	1,937	663,718	75,078	740,733
Total operating revenues	1,960,328	214,611	1,145,501	1,247,053	75,026	4,642,519
Losses and loss adjustment expenses:
Current accident year	(1,274,885)	(150,705)	—	—	—	(1,425,590)
Prior accident years	(74,821)	(50,497)	—	—	(5,886)	(131,204)
Underwriting, acquisition and insurance expenses	(704,693)	(66,280)	—	—	1,960	(769,013)
Products expenses	—	—	—	(507,884)	—	(507,884)
Services and other expenses	—	—	—	(611,939)	(20,584)	(632,523)
Amortization of intangible assets (2)	—	—	—	(19,842)	(24,405)	(44,247)
Operating income (loss)	$(94,071)	$(52,871)	$1,145,501	$107,388	$26,111	$1,132,058

	Quarter Ended December 31, 2022
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Earned premiums	$1,786,085	$254,691	$—	$—	$(2,688)	$2,038,088
Net investment income	—	—	144,584	485	—	145,069
Net investment gains	—	—	598,792	—	—	598,792
Products revenues	—	—	—	581,985	—	581,985
Services and other revenues	—	—	9,902	647,204	189,707	846,813
Total operating revenues	1,786,085	254,691	753,278	1,229,674	187,019	4,210,747
Losses and loss adjustment expenses:
Current accident year	(1,030,394)	(161,735)	—	—	—	(1,192,129)
Prior accident years	(53,169)	12,207	—	—	3,997	(36,965)
Underwriting, acquisition and insurance expenses	(592,096)	(81,681)	—	—	1,300	(672,477)
Products expenses	—	—	—	(515,369)	—	(515,369)
Services and other expenses	—	—	—	(587,343)	(25,886)	(613,229)
Amortization of intangible assets (2)	—	—	—	(18,966)	(24,822)	(43,788)
Impairment of goodwill and intangible assets	—	—	—	—	(80,000)	(80,000)
Operating income	$110,426	$23,482	$753,278	$107,996	$61,608	$1,056,790
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment, as well as amortization of intangible assets attributable to our underwriting segments, which is not allocated between the Insurance and Reinsurance segments.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures.

	Year Ended December 31, 2023
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Earned premiums	$7,282,705	$1,014,294	$—	$—	$(1,520)	$8,295,479
Net investment income	—	—	729,219	5,313	—	734,532
Net investment gains	—	—	1,524,054	—	—	1,524,054
Products revenues	—	—	—	2,545,053	—	2,545,053
Services and other revenues	—	—	(11,854)	2,434,715	281,651	2,704,512
Total operating revenues	7,282,705	1,014,294	2,241,419	4,985,081	280,131	15,803,630
Losses and loss adjustment expenses:
Current accident year	(4,690,745)	(669,814)	—	—	—	(5,360,559)
Prior accident years	104,743	(57,081)	—	—	(9,112)	38,550
Underwriting, acquisition and insurance expenses	(2,534,527)	(306,664)	—	—	457	(2,840,734)
Products expenses	—	—	—	(2,220,676)	—	(2,220,676)
Services and other expenses	—	—	—	(2,244,527)	(66,242)	(2,310,769)
Amortization of intangible assets (2)	—	—	—	(82,370)	(98,244)	(180,614)
Operating income (loss)	$162,176	$(19,265)	$2,241,419	$437,508	$106,990	$2,928,828

	Year Ended December 31, 2022
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Earned premiums	$6,528,263	$1,063,347	$—	$—	$(3,818)	$7,587,792
Net investment income	—	—	445,846	909	—	446,755
Net investment losses	—	—	(1,595,733)	—	—	(1,595,733)
Products revenues	—	—	—	2,427,096	—	2,427,096
Services and other revenues	—	—	(17,661)	2,329,522	497,564	2,809,425
Total operating revenues	6,528,263	1,063,347	(1,167,548)	4,757,527	493,746	11,675,335
Losses and loss adjustment expenses:
Current accident year	(3,936,425)	(676,610)	—	—	—	(4,613,035)
Prior accident years	142,924	26,052	—	—	(1,530)	167,446
Underwriting, acquisition and insurance expenses	(2,184,891)	(328,930)	—	—	(1,762)	(2,515,583)
Products expenses	—	—	—	(2,241,736)	—	(2,241,736)
Services and other expenses	—	—	—	(2,111,510)	(195,475)	(2,306,985)
Amortization of intangible assets (2)	—	—	—	(79,043)	(99,735)	(178,778)
Impairment of goodwill	—	—	—	—	(80,000)	(80,000)
Operating income (loss)	$549,871	$83,859	$(1,167,548)	$325,238	$115,244	$(93,336)
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment as well as amortization of intangible assets attributable to our underwriting segments, which is not allocated between the Insurance and Reinsurance segments.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures.

Underwriting Results
Quarter-to-Date Premium Volume

	Quarters Ended December 31,
(dollars in thousands)	2023	2022
Gross premium volume:
Insurance segment	$2,290,868	$2,126,911
Reinsurance segment	87,341	185,024
Other underwriting	531	3,631
Total underwriting	2,378,740	2,315,566
Program services and other fronting	720,494	733,009
Total	$3,099,234	$3,048,575

Net written premium:
Insurance segment	$1,868,181	$1,751,011
Reinsurance segment	76,782	184,225
Other underwriting	(441)	(4,609)
Total underwriting	1,944,522	1,930,627
Program services and other fronting	(223)	(933)
Total	$1,944,299	$1,929,694

Components of Quarter-to-Date Combined Ratio

	Quarters Ended December 31,
	2023			2022
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Underwriting Ratios (1)
Loss ratio
Current accident year loss ratio	65.0%	70.2%	65.5%	57.7%	63.5%	58.5%
Prior accident years loss ratio	3.8%	23.5%	6.0%	3.0%	(4.8)%	1.8%
Loss ratio	68.9%	93.8%	71.6%	60.7%	58.7%	60.3%
Expense ratio	35.9%	30.9%	35.4%	33.2%	32.1%	33.0%
Combined ratio	104.8%	124.6%	106.9%	93.8%	90.8%	93.3%

Current accident year loss ratio event impact (2)	(0.2)%	(0.6)%	(0.3)%	(1.2)%	(0.9)%	(1.1)%

Current accident year loss ratio, excluding impact of events	65.3%	70.9%	65.8%	58.9%	64.4%	59.6%
Combined ratio, excluding current year impact of events	105.0%	125.3%	107.2%	95.0%	91.7%	94.4%
(1)    Amounts may not reconcile due to rounding.
(2)    Event impact represents the impact of catastrophes in 2023 and 2022, as well as the Russia-Ukraine conflict in 2022. The point impact is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Net Income per Common Share

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income (loss) to common shareholders	$751,306	$673,666	$1,960,060	$(252,277)
Adjustment of redeemable noncontrolling interests	(875)	(7,728)	6,212	(69,896)
Adjusted net income (loss) to common shareholders	$750,431	$665,938	$1,966,272	$(322,173)

Basic common shares outstanding	13,242	13,494	13,347	13,580
Dilutive potential common shares from restricted stock units and restricted stock (1)	44	42	31	—
Diluted common shares outstanding	13,286	13,536	13,378	13,580
Basic net income (loss) per common share	$56.67	$49.35	$147.32	$(23.72)
Diluted net income (loss) per common share (1)	$56.48	$49.20	$146.98	$(23.72)
(1)    The impact of 33 thousand shares from restricted stock units and restricted stock was excluded from the computation of diluted net loss per common share for the year ended December 31, 2022 because the effect would have been anti-dilutive.

Non-GAAP Financial Measures

Underwriting

In addition to the U.S. GAAP combined ratio, loss ratio and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non-GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance.

When analyzing our combined ratio, we exclude current accident year losses and loss adjustment expenses attributed to natural catastrophes and certain other significant, infrequent loss events, for example, the on-going military conflict between Russia and Ukraine that began following Russia's invasion of Ukraine in February 2022. Due to the unique characteristics of a catastrophe loss and other significant, infrequent events, there is inherent variability as to the timing or loss amount, which cannot be predicted in advance. We believe measures that exclude the effects of such events are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

When analyzing our loss ratio, we evaluate losses and loss adjustment expenses attributable to the current accident year separate from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of current accident year loss ratios, which exclude prior accident year reserve development, is helpful since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves. We also analyze our current accident year loss ratio excluding losses and loss adjustment expenses attributable to catastrophes and, in 2022, the Russia-Ukraine conflict. The current accident year loss ratio excluding the impact of catastrophes and other significant, infrequent loss events is also commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The components of our consolidated and segment combined ratios, including the non-GAAP measures discussed above, are included in "Insurance Results".

Markel Ventures

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including operating income and net income to shareholders, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting. The following table reconciles Markel Ventures operating income to Markel Ventures EBITDA.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2023	2022	2023	2022
Markel Ventures operating income	$107,388	$107,996	$437,508	$325,238
Depreciation expense	26,966	26,751	108,605	102,055
Amortization of intangible assets	19,842	18,966	82,370	79,043
Markel Ventures EBITDA	$154,196	$153,713	$628,483	$506,336